Exhibit 10.1

EXECUTION VERSION

Pursuant to Item 601(a)(5) and 601(b)(10) of Regulation S-K certain exhibits and schedules have been omitted from this Exhibit and certain portions have been redacted because they are i) not material and ii) are the type that the Company treats as private and confidential. The Exhibit has been marked with "[****]" to indicate where redactions have been made.
ASSET PURCHASE AGREEMENT
by and between
MIX TELEMATICS NORTH AMERICA, INC.
and
TRIMBLE INC.,
dated as of
August 24, 2022
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-i-

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(continued)
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-ii-
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(continued)
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-iii-
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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 24, 2022 by and between MiX Telematics North America, Inc., a Florida corporation (“Buyer”), and Trimble Inc., a Delaware corporation (“Seller” and, together with Buyer, the “Parties”).
RECITALS
A. Seller and certain of its Subsidiaries operate the Business (as defined herein).
B. Seller desires to sell and to cause its Subsidiaries to sell, and Buyer desires to purchase, the Acquired Assets (as defined herein), on the terms and subject to the conditions set forth in this Agreement.
C. Buyer is willing to assume the liabilities relating to the Business identified in this Agreement, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
In consideration of the foregoing and the Parties’ respective representations, warranties, covenants, obligations and agreements set forth herein, and intending to be legally bound hereby, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01Defined Terms. When used in this Agreement, the following terms will have the meanings set forth below:
“Acquired Assets” means the assets of Seller and its Subsidiaries set forth on Schedule 1.01(a).
“Acquisition Proposals” has the meaning set forth in Section 6.05.
“Additional Measurement Periods” has the meaning set forth in Section 2.08(b)(i).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners.
“Agreement” has the meaning set forth in the Preamble.
“Assigned Contracts” means all Contracts to which Seller or any of its Subsidiaries is a party that are included in the Acquired Assets and are set forth under the heading “Assigned Contracts” on Schedule 1.01(a).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Basket” has the meaning set forth in Section 8.04(a).
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“Benefit Plan” means each employee benefit plan, program, policy, payroll practice, agreement or arrangement (including each “employee benefit plan” (as defined in Section 3(3) of ERISA)) providing for compensation, deferred compensation, retirement, profit sharing, savings, pension, bonus, incentive, severance, termination pay, retention, change in control, performance awards, stock or stock related awards, phantom equity, health insurance, life insurance, disability, fringe benefits (whether taxable or not) or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of any Business Employee; provided, however, that the term “Benefit Plan” shall not include any employee benefit plan, program or arrangement that is mandated or maintained by any Governmental Body and to which Seller or any of its Subsidiaries contributes or is required to contribute pursuant to applicable Law.
“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).
“Broker” has the meaning set forth in Section 4.15.
“Business” means the sale and support of mixed-fleet telemetry and video hardware and related software that enables back-office monitoring and visualization for fleet services management focused on the construction and on-site service-provision industries, marketed by Seller and its Subsidiaries prior to the Closing Date as “Trimble construction equipment fleet management solutions” or “Trimble construction telematics solutions”; provided that, for the avoidance of doubt, the “Business” excludes the sale and support of any such hardware and software (a) primarily intended for freight trucking customers and (b) to customers in Europe (including the United Kingdom), the Middle East or Africa.
“Business Day” means any day on which commercial banks are open for business in Sunnyvale, California and Miami, Florida but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of California or the State of Florida.
“Business Employee” means each employee of Seller or any of its Subsidiaries who is employed primarily in connection with the Business as of the date hereof and whose name is set forth on Schedule 1.01(c).
“Business Employee Offer Recipients” has the meaning set forth in Section 7.02(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Benefit Plan” means each benefit plan, program, practice, policy or arrangement sponsored or maintained by Buyer or any of its Affiliates following the Closing and in which any Transferred Employee (or the spouse, domestic partner or dependents of any Transferred Employee) participates or is eligible to participate.
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Cap” has the meaning set forth in Section 8.04(a).
“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act.
“Carve-Out Income Statements” has the meaning set forth in Section 4.05(a).
“Closing” has the meaning set forth in Section 3.01.

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“Closing Date” has the meaning set forth in the Section 3.01.
“Closing Date 3G Subscriptions” has the meaning set forth in the Section 2.06(a).
“Closing Subscription Payment Amount” has the meaning set forth in Section 2.05(b).
“COBRA” means the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and of any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any confidential information or confidential compilation of information relating exclusively to the Acquired Assets. Confidential Information will not include any information that (a) is generally available to the public, (b) becomes generally available to the public other than as a result of a disclosure by Seller or any of its Subsidiaries in breach of this Agreement, or (c) is received following the Closing from a Third Party who, to the Knowledge of Seller, is not bound by a duty of confidentiality with respect to such information.
“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated July 13, 2021, by and between Seller and Buyer.
“Contract” means any legally binding agreement, lease, license (other than a license granted by a Governmental Body), contract, obligation, or commitment.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.
“Conversion Payment” has the meaning set forth in Section 2.08(a).
“Conversion Payment End Date” has the meaning set forth in Section 2.08(b)(ii).
“Conversion Payment Objection Notice” has the meaning set forth in Section 2.09(c).
“Conversion Payment Objection Period” has the meaning set forth in Section 2.09(c).
“Conversion Payment Statement” has the meaning set forth in Section 2.09(a).
“Converted” has the meaning set forth in Section 2.08(b)(iii).
“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any mutations thereof.
“COVID Related Deferrals” means any Tax allocable to any taxable period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, the Consolidated Appropriations Act, 2021, or any other Law or executive order or Presidential Memorandum (including the payment of employment taxes that is deferred pursuant to the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.
“Customer” has the meaning set forth in Section 2.08(b)(iv).

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“Data Room” means the virtual data room entitled “Project Speed” hosted by DataRooms.com at https://trimble.datarooms.com.
“Direct Claim” has meaning set forth in Section 8.05(c).
“Disclosure Schedule” has the meaning set forth in Article 4.
“Effect” has the meaning set forth in the definition of Material Adverse Effect in this Section 1.01.
“Encumbrances” means any mortgage, pledge, assessment, hypothec, security interest, lien, adverse claim, defect of title, levy, option, right of first offer or first refusal, charge, easement or other encumbrance.
“Enforceability Exceptions” has the meaning set forth in Section 4.02.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 4001(b) of ERISA or Code Sections 414(b), (c), (m) or (o).
“Excluded Assets” means all assets of Seller and its Subsidiaries other than the Acquired Assets.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Extra-Contractual Statement” has the meaning set forth in Section 7.08.
“First Measurement Period” has the meaning set forth in Section 2.08(b)(v).
“Forward-Looking Statements” has the meaning set forth in Section 7.07(b).
“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement, an act, committed by a Party, with the intent to deceive another Party, or to induce it to enter into this Agreement and requires (a) a false representation of material fact made by such Party herein, (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false, (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing such Party to suffer Losses because of such reliance.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Body” means any: (a) nation, state or province; (b) municipal or other political subdivision of any nation, state or province; and (c) agency, commission, department, board, bureau, official, minister, tribunal or court (whether national, state, provincial, local, foreign or multinational) exercising the executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof.

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“Group 1 Subscription” has the meaning set forth in Section 2.05(b).
“Group 2 Subscription” has the meaning set forth in Section 2.08(a)(i).
“Group 3 Subscription” has the meaning set forth in Section 2.08(a)(ii).
“Group 4 Subscription” has the meaning set forth in Section 2.08(a)(iii).
“HPP Subscription” has the meaning set forth in Section 2.08(b)(vi).
“Incidental License” means any: (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) Contract pursuant to which current or former employees or contractors of Seller or any of its Affiliates assign, or license Intellectual Property rights to (or waive such rights for the benefit of) Seller or any of its Affiliates; (c) Contract under which Intellectual Property is licensed to a consultant, contractor, or vendor of Seller or any of its Affiliates for the benefit of Seller or any of its Affiliates or that permits a consultant, contactor, or vendor to identify Seller or any of its Affiliates as a customer of such consultant, contractor or vendor; (d) Contract by which Seller or any of its Affiliates grants an Intellectual Property license in the Ordinary Course of Business; (e) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such agreement, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property; (f) shrink wrap, click-wrap, or browse-wrap Contract; (g) Contract that is a non-exclusive license or terms of use that permits the use of generally available software, data or content; or (h) non-exclusive licenses implied by law to end-user customers for use of products or services.
“Indebtedness” of a Person means, without duplication, the aggregate principal amount of, and accrued interest, prepayment penalties and outstanding fees with respect to, all indebtedness for borrowed money of such Person, excluding any leases (whether capital or operating in nature).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“India Business Employee Offer Recipients” has the meaning set forth in Section 7.02(a).
“India Business Employee” means any Business Employee located in India.
“India Transferred Employees” has the meaning set forth in Section 7.02(a).
“Intellectual Property” means any: (a) inventions all improvements thereto, and any patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, Internet domain names, Internet addresses and web sites, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, including all software; and

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(d) trade secrets and confidential business information; and (e) the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any foregoing.
“IRS” means the United States Internal Revenue Service.
“Knowledge” of or “Known” by means (a) with respect to Seller, the actual knowledge of, or actually known by, as of the date hereof, after reasonable inquiry of their respective direct reports, [****], [****] or [****], and (b) with respect to Buyer, the actual knowledge of, or actually known by, as of the date hereof, after reasonable inquiry of their respective direct reports, [****]or [****].
“Law” means, with respect to any Person, any applicable laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, judgments, orders and injunctions having the force of law of any Governmental Body having jurisdiction over such Person or any of such Person’s properties or assets.
“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Body or other third party.
“Material Adverse Effect” means: (a) with respect to the Business or the Acquired Assets, any occurrence, state of facts or development, circumstance, change, event or effect (collectively, “Effect”) that had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operation or financial condition of the Business and the Acquired Assets, taken as a whole, excluding any Effect arising out of, resulting from or relating to: (A) changes in general business conditions that generally affect the industry or geographic regions in which the Business operates; (B) changes in the U.S. or global economy, climate, or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (C) weather conditions, fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods, landslides or other acts of God or natural disasters; (D) epidemics, pandemics, quarantine restrictions, (or similar public health conditions impairing normal business operations), including restrictions or constraints arising from or relating to COVID-19, SARS-CoV-2 or the novel coronavirus; (E) national or international political or social conditions, including any outbreak or escalation of sabotage, hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis, or the threat of any of the foregoing; (F) changes in GAAP; (G) changes in Law or interpretations thereof; (H) any failure of the Business to meet any financial projections, forecasts or predictions (but not the underlying causes of such failure unless such underlying event causes would otherwise be excepted from this definition); (I) the taking of, or the failure to take, any action expressly contemplated by this Agreement or any of the other Transaction Agreements, (J) the announcement or consummation of any of the Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, representatives, partners or employees, in each case, solely to the extent resulting from the identity of Buyer and without limiting the representations contained in Section 4.03; or (K) the identity or business plans of Buyer or any of its Affiliates; provided, however, that any Effect referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has a disproportionate effect on the Business as compared to other participants in the industries in which the Business operates; and (b) any Effect that is or would be reasonably expected to be

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materially adverse to the ability of Seller to perform its obligations hereunder or under the Transaction Agreements or to consummate the Transactions.
“Material Contracts” has the meaning set forth in Section 4.10(a).
“Measurement Periods” has the meaning set forth in Section 2.08(b)(vii).
“Month-to-Month Subscription” has the meaning set forth in Section 2.08(b)(viii).
“Most Recent Income Statement Date” has the meaning set forth in Section 4.05(a).
“Necessary Permits” has the meaning set forth in Section 4.11(b).
“New Subscription” has the meaning set forth in Section 2.08(a)(iv).
“Order” means any order, judgment, award, decision, consent decree, injunction, ruling or writ of a Governmental Body that is binding on any specific Person or its property.
“Ordinary Course of Business” means the ordinary course of business of Seller and its Subsidiaries with respect to the Business consistent with past practice.
“Organizational Documents” means, with respect to any Person (other than an individual), the agreements and instruments by which such Person establishes its legal existence or governs its internal affairs and any amendments thereto, including (a) in the case of a corporation, such corporation’s certificate or articles of incorporation, bylaws and stockholders’ agreement, if applicable, (b) in the case of a limited partnership, such limited partnership’s certificate or articles of limited partnership and its limited partnership agreement and (c) in the case of a limited liability company, such limited liability company’s certificate or articles of formation and, if applicable, limited liability company operating agreement.
“Parties” has the meaning set forth in the Preamble.
“Permit” means any permit, license, filing, authorization, registration, qualification, consent, approval or indicia of authority (and any pending application for approval or renewal of a Permit) issued by any Governmental Body that is required to be held by, or issued to or on behalf of, a Person in order for such Person to own, operate or maintain its assets or conduct its business.
“Permitted Encumbrances” means, collectively: (a) Encumbrances for Taxes, assessments, and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty, or the validity of which is being contested in good faith, in each case, to the extent the Company has established reserves in accordance with GAAP; (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (c) easements, covenants, conditions, and restrictions of record which are not, individually or in the aggregate, material to the Business or the Acquired Assets; (d) zoning or other governmentally established restrictions or encumbrances; (e) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Acquired Assets; (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising or incurred in the Ordinary Course of Business securing amounts that are not overdue or the validity of which is being contested in good faith; (g) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding

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signs; (h) other imperfections of title, licenses, or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate; (i) performance bonds, letters of credit or similar arrangements securing the performance of contractual obligations entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Acquired Assets; (j) Intellectual Property licenses granted by Seller or any of its Affiliates in the Ordinary Course of Business that that do not materially impair the continued use and operation of the assets to which they relate and (k) any Encumbrance with respect to Intellectual Property arising out of any infringement, misappropriation or violation of any Third Party Intellectual Property.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Body.
“Pre-Closing Covenants” has the meaning set forth in Section 8.01(a).
“Pre-Closing Period” has the meaning set forth in Section 6.01.
“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, investigation or other action by or before, any Governmental Body, whether civil, criminal, administrative, arbitral or investigative in nature.
“Purchase Price” has the meaning set forth in Section 2.05.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Seller” has the meaning set forth in the Preamble.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller IP Contracts” has the meaning set forth in Section 4.09(j).
“Seller Taxes” means any liability (including any liability in connection with filing (or the failure to file) of a Tax Return) for (A) all Taxes relating to the Acquired Assets or the operation of the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date (including all COVID Related Deferrals) ending on or prior to the Closing Date) determined in accordance with Section 7.03(a); (B) one-half of all Transfer Taxes; and (C) Taxes of the Seller, its Subsidiaries, any of the direct and indirect owners of their equity, and any of their Affiliates for any period of any kind or description (including any Liability for Taxes of a Seller, Subsidiary of Seller, or direct or indirect owner of their equity (or any of their Affiliates) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law, including any bulk sale or bulk transfer rules); provided that Seller Taxes shall exclude any Tax that is an Assumed Liability.
“Settlement Notice” has the meaning set forth in Section 8.05(b).
“Software” means any and all computer software, in any form, including object code, source code, and firmware.

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“Source Code License Agreement” means the Source Code License Agreement to be entered into by Seller and Buyer at the Closing in substantially the form of Exhibit B attached hereto.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.
“Subscription” has the meaning set forth in Section 2.08(b)(ix).
“Supply Agreement” means the supply agreement to be entered into by Buyer and Seller at the Closing in substantially the form of Exhibit A attached hereto.
“Tax” means any taxes, levies, charges, fees, duties or other assessments in the nature of taxes of any kind whatsoever imposed by any Governmental Body, including income, net or gross receipts, license, payroll, excise, stamp, occupation, windfall profits, capital stock, ad valorem, value added, franchise, withholding, social security, real or personal property, sales, use, goods and services, transfer, employment, severance, premium, environmental, capital, unemployment, disability, unclaimed or abandoned property or escheat (whether or not considered a tax under applicable Law), estimated, proceeds, goods and services, or alternative or add-on minimum tax, and including any interest, penalties or additions thereto, and in each case whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, form (including any FinCen Form 114) or information return or statement with respect to any Tax required to be maintained or filed, or actually filed, with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means the Governmental Body responsible for the administration of any Tax.
“Third Party” means any Person that is neither a Party nor a Subsidiary or Affiliate of any Party.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Top Customers” has the meaning set forth in Section 4.10(a)(ii).
“Transaction Agreements” means this Agreement, the Source Code License Agreement and the agreements delivered pursuant to Section 3.02.

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“Transactions” means the acquisition of the Acquired Assets, the assumption of the Assumed Liabilities, and any other transactions contemplated by or pursuant to the Transaction Agreements.
“Transferred Employees” has the meaning set forth in Section 7.02(a).
“Transferred Employee Obligations End Date” has the meaning set forth in Section 7.02(b).
“Transferred Intellectual Property” means any Intellectual Property owned by Seller or any of its Subsidiaries included in the Acquired Assets that is expressly identified as being “Transferred Intellectual Property” on Schedule 1.01(a). For the avoidance of doubt, “Transferred Intellectual Property” will not include any Intellectual Property related to, used, developed, or held for corporate functions, systems or business operations not exclusively used in the Business.
“Transfer Taxes” has the meaning set forth in Section 2.03(d).
“Transition Services Agreement” means the transition services agreement to be entered into by Seller and Buyer at the Closing in substantially the form of Exhibit C attached hereto.
“U.S. Business Employee Offer Recipient” means each Business Employee who is receiving an offer of employment from Buyer or one of its Affiliates prior to the Closing and whose name is set forth on Schedule 1.01(d).
“U.S. Transferred Employees” has the meaning set forth in Section 7.02(a).
“3G Hardware” has the meaning set forth in Section 2.08(b)(x).
“4G Hardware” has the meaning set forth in Section 2.08(b)(xi).
Section 1.02Construction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. All preamble, recital, article, section, paragraph, annex, exhibit and schedule references are to the preambles, recitals, articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The term “date hereof” and words of similar import mean the date of this Agreement set forth in the Preamble. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. Unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably. Any accounting term

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used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP. The Parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The Parties further agree that the rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Buyer acknowledges and agrees that: (a) inclusion of information in any section of the Disclosure Schedule will not be construed as an admission that such information is material; (b) matters reflected in any section of the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature; and (c) if any section of the Disclosure Schedule lists an item or information, and the relevance of such item or information to another section of the Disclosure Schedule is reasonably apparent, then the matter will be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section. The phrases “made available to Buyer” or “furnished to Buyer” or similar phrases used in this Agreement means the applicable subject document or information was posted to the Data Room on or prior to the date that is one day prior to the date hereof and not removed from the Data Room prior to such date.
ARTICLE 2
PURCHASE AND SALE OF ACQUIRED ASSETS; ASSUMPTION OF LIABILITIES; PURCHASE PRICE
Section 1.03Purchase and Sale of Acquired Assets; Treatment of Excluded Assets. At the Closing, Seller will, and will cause its Subsidiaries to, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller and such Subsidiaries, the Acquired Assets, free and clear of any Encumbrances other than the Permitted Encumbrances. The Parties agree that, at the request of either Party, any of the Acquired Assets that can be transmitted to Buyer electronically will be so delivered to Buyer promptly following the Closing in a secure format and manner mutually agreeable to the Parties and will not be delivered to Buyer on any tangible medium. Notwithstanding any other provision of this Agreement, Seller and its Subsidiaries will retain all, and Buyer will not acquire any right, title or interest in any, Excluded Assets.
Section 1.04Assignability and Consents. If Seller is not able to obtain all consents, novations and waivers necessary to assign to Buyer the Assigned Contracts listed in Section 4.03 of the Disclosure Schedule, or an attempted assignment to Buyer of any of such Assigned Contracts is prohibited by Law or would otherwise be ineffective or would impair Buyer's rights under the Consent Contract in question so that Buyer would not in effect acquire the benefit of all such rights, then (a) neither this Agreement nor any other Transaction Agreement will constitute an assignment or attempted assignment of such Assigned Contract, and the same will not be assigned at the Closing and (b) Seller will, and will cause its Subsidiaries to, use its commercially reasonable efforts in the 18 months immediately following the Closing to (i) obtain any such required consents, novations or waivers as promptly as reasonably possible and (ii) provide to Buyer the full benefits of any such Assigned Contracts until any such consents, novations or waivers are obtained and the assignment is effective except to the extent Buyer is prohibited by Law from performing obligations under such Assigned Contracts. During such time, Buyer will, unless prohibited by Law, perform the obligations of Seller and its Subsidiaries relating to such Assigned Contracts (but only to the extent such obligations constitute Assumed Liabilities) as agent for or sub-contractor of Seller and its Subsidiaries. In furtherance of the

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foregoing, Seller and Buyer will, or will cause their Affiliates to, enter into such commercially reasonable arrangements as may be necessary or reasonably required to implement this Section 2.02.
Section 1.05Assumed Liabilities. At the Closing, Buyer will assume, and at and after the Closing, Buyer will pay, perform and discharge the following liabilities and obligations of Seller and its Subsidiaries, but specifically excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a)all liabilities and obligations of Seller and its Subsidiaries in connection with the Assigned Contracts but only to the extent that such liabilities or obligations thereunder do not relate to any failure to perform, improper performance or other breach, default or violation by Seller prior to the Closing Date and except to the extent constituting any Seller Taxes;
(b)all trade accounts payable of Seller and its Subsidiaries in connection with the Business to the extent such accounts payable relate to services to be provided to Buyer or goods to be received by Buyer on or after the Closing Date;
(c)except to the extent constituting any Seller Taxes, all liabilities and obligations in respect of Taxes arising out of, or relating to, Buyer’s ownership, possession or use of the Acquired Assets or the operation of the Business on or after the Closing Date;
(d)one-half of any transfer, documentary, value added, sales, use, stamp, registration or other similar Taxes (including real estate transfer Taxes), and any conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) with respect to the Acquired Assets (collectively, “Transfer Taxes”);
(e)all liabilities and obligations in respect of any hardware sold or distributed in connection with the Business designated as liabilities or obligations of Buyer on Exhibit D; and
(f)all liabilities and obligations with respect to services provided in connection with the Business on or after the Closing Date.
Section 1.06Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, other than the Assumed Liabilities, Seller and its Subsidiaries will retain and Buyer will not assume, or be responsible or liable with respect to, any liabilities or obligations of Seller or its Subsidiaries (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Agreements and the Transactions, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)any Seller Taxes;
(c)any liabilities relating to or arising out of the Excluded Assets;
(d)any liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Acquired Assets to the extent such Proceeding relates to such operation on or prior to the Closing Date;

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(e)all liabilities and obligations in respect any hardware sold or distributed in connection with the Business designated as liabilities or obligations of Seller on Exhibit D;
(f)any liabilities or obligations with respect to services provided in connection with the Business prior to the Closing Date;
(g)any liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(h)any liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments, but excluding any such liabilities arising from or relating to Buyer’s employment, engagement or recruiting of any such Person on or after the Closing Date;
(i)any trade accounts payable of Seller and its Subsidiaries except to the extent such expenses or accounts payable are in connection with the Business and relate to services to be provided to Buyer or goods to be received by Buyer on or after the Closing Date;
(j)any liabilities under the Assigned Contract to the extent such liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing; and
(k)any liabilities for Indebtedness of Seller.
Section 1.07Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) will consist of the following components; provided, that, in no event shall the aggregate amount paid by Buyer pursuant to Section 2.05(b) and Section 2.05(c) exceed $20,000,000:
(g)the assumption by Buyer of the Assumed Liabilities;
(h)the payment by Buyer of an amount (the “Closing Subscription Payment Amount”) equal to the product of (i) $300 multiplied by (ii) the number of Subscriptions (A) pursuant to which the applicable Customer has purchased or agreed to purchase 4G Hardware as of the day immediately prior to the Closing Date and (B) the then-current term of which expires on or after the eighteen (18) month anniversary of the Closing Date (each, a “Group 1 Subscription”); and
(i)the payment by Buyer of the Conversion Payments in accordance with Section 2.08.
Section 1.08Payment of Purchase Price at Closing.
(l)At least two Business Days prior to the Closing Date, Seller will deliver to Buyer a list of all Subscriptions, indicating on such list whether each such Subscription is a Group 1 Subscription, Group 2 Subscription (and if a Group 2 Subscription, whether such Group 2 Subscription is a Month-to-Month Subscription), Group 3 Subscription or Group 4 Subscription (the “Subscription List”).
(m)Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the Acquired Assets, at the Closing Buyer will:

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(i)assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities; and
(ii)pay to Seller, by wire transfer of immediately available funds to the bank account or accounts directed by Seller, an amount equal to the Closing Subscription Payment Amount.
Section 1.01Accounts Receivable. The Parties acknowledge that as of the date hereof Seller’s billing practice is to invoice Customers each month for such month’s amounts due to Seller from such Customers. The Parties agree that (a) Seller will invoice all Customers in respect of, and shall be entitled to, all accounts receivable through the last day of the calendar month corresponding to the fiscal month of Seller in which the Closing occurs in respect of all Subscriptions transferred to Buyer at the Closing and (b) Buyer will invoice all Customers in respect of, and shall be entitled to, all accounts receivable beginning as of 12:01 a.m. Pacific Time on the first day of the calendar month immediately following the calendar month described in clause (a) in respect of all Subscriptions transferred to Buyer at the Closing. In furtherance of the foregoing and by way of example, if the Closing Date is September 2, 2022, the Parties agree that (i) Seller will invoice all Customers in respect of, and shall be entitled to, all accounts receivable through August 31, 2022 in respect of all Subscriptions transferred to Buyer at the Closing and (ii) Buyer will invoice all Customers in respect of, and shall be entitled to, all accounts receivable on and after September 1, 2022 in respect of all Subscriptions transferred to Buyer at the Closing.
Section 1.02Conversion Payments.
(a)Subject to the terms of this Agreement, Buyer will pay to Seller, for each Measurement Period, the sum of (each, a “Conversion Payment” and, collectively, the “Conversion Payments”):
(i)$300 for each Subscription (A) pursuant to which the applicable Customer has purchased or agreed to purchase 4G Hardware as of the day immediately prior to the Closing Date and (B) the then-current term of which expires before the eighteen (18) month anniversary of the Closing Date (each, a “Group 2 Subscription”) that is Converted during such Measurement Period; plus
(ii)$250 for each Subscription pursuant to which (A) as of the date immediately prior to the Closing Date, the applicable Customer utilizes 3G Hardware and (B) Seller is obligated to provide 4G Hardware to the applicable Customer at no additional cost to such Customer (excluding any Customers utilizing 3G Hardware under an HPP Subscription which is a Month-to-Month Subscription) (each, a “Group 3 Subscription”) that is Converted during such Measurement Period; plus
(iii)$200 for each Subscription pursuant to which (A)(1) as of the date immediately prior to the Closing Date, the applicable Customer utilizes 3G Hardware and (2) Seller is not under an obligation to provide 4G Hardware to the applicable Customer at no additional cost to such Customer or (B) as of the date immediately prior to the Closing Date, the applicable Customer utilizes 3G Hardware under an HPP Subscription which is a Month-to-Month Subscription (each, a “Group 4 Subscription”) that is Converted during such Measurement Period; plus
(iv)$200 for each new subscription Contract that relates to the Business entered into between Buyer (or any Affiliate of Buyer) and any Customer after the Closing Date (each, a “New Subscription”). For the avoidance of doubt, this excludes any New

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Subscription related to the use of Buyer’s video solution; provided, that if the Buyer’s video solution is accompanied with the telematics solution, then Buyer will pay for telematics solution only.
(b)When used in this Section 2.08 and otherwise in this Agreement, the following terms will have the meanings set forth below.
(i)“Additional Measurement Periods” means each successive three-month period beginning on the day immediately following the end of the First Measurement Period and ending on the earlier to occur of (A) the date on which all Subscriptions are Converted and (B) the Conversion Payment End Date.
(ii)“Conversion Payment End Date” means March 2, 2024.
(iii)“Converted” means, (A) with respect to any Subscription, that the Customer party to such Subscription has entered into a subscription agreement with Buyer that replaces such Subscription and (B) with respect to any Month-to-Month Subscription that is a Group 2 Subscription and remains in effect through December 31, 2022, that the Customer party to such Month-to-Month Subscription has paid substantially all amounts owed thereunder as of such date.
(iv)“Customer” means any customer with respect to the Business that was a customer of Seller party to a Subscription as of the date immediately prior to the Closing Date.
(v)“First Measurement Period” means the period beginning on the Closing Date and ending on the last day of the third full calendar month after the Closing Date.
(vi)“HPP Subscription” means any Subscription pursuant to which the Customer party to such Subscription has the benefit of a hardware protection plan.
(vii)“Measurement Periods” means, collectively, the First Measurement Period and the Additional Measurement Periods.
(viii)“Month-to-Month Subscription” means any subscription Contract between Seller and any Customer that primarily relates to the Business that has expired pursuant to its terms and that Seller and such Customer perform their respective obligations with respect thereto on a month-to-month basis with such arrangement in effect as of the date immediately prior to the Closing Date.
(ix)“Subscription” means any subscription Contract between Seller and any Customer that primarily relates to the Business in effect as of the date immediately prior to the Closing Date, including any Month-to-Month Subscription. For the avoidance of doubt, any subscription Contract not included on the Subscription List will not be a “Subscription”.
(x)“3G Hardware” means telemetry hardware provided by Seller to any Customer with respect to the Business that supports 3G technology and not 4G technology.
(xi)“4G Hardware” means telemetry hardware provided by Seller to any Customer with respect to the Business that supports 4G technology.

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Section 1.09Conversion Payment Statements and Adjustments.
(n)On or before the day that is 45 days following the last day of each Measurement Period, Buyer shall deliver to Seller a statement (each, a “Conversion Payment Statement”) setting forth for such Measurement Period, (i) Buyer’s good faith calculation of the Conversion Payment, if any, with respect to such Measurement Period (and if no Conversion Payment is owed to Seller for such Measurement Period, such Conversion Payment Statement will so state) and (ii) a list of (A) all Subscriptions Converted during such Measurement Period, including for each Subscription, whether such Subscription was a Group 2 Subscription, Group 3 Subscription or Group 4 Subscription, Customer name and date such Subscription was Converted and (B) all New Subscriptions executed during such Measurement Period, including for each New Subscription, Customer name and date such New Subscription was executed.
(o)Concurrently with the delivery of each Conversion Payment Statement, Buyer shall pay the Conversion Payment owed to Seller pursuant to such Conversion Payment Statement by wire transfer of immediately available funds to the bank account or accounts directed by Seller.
(p)During a period of 45 days after the date Buyer delivers each Conversion Payment Statement to Seller (each, a “Conversion Payment Objection Period”), if Seller disagrees with such Conversion Payment Statement, then Seller will give written notice (a “Conversion Payment Objection Notice”) to Buyer within the applicable Conversion Payment Objection Period specifying in reasonable detail Seller’s disagreement with Buyer’s determination of the Conversion Payment as set forth in the applicable Conversion Payment Statement. If a Conversion Payment Objection Notice is duly delivered in accordance with the forgoing terms of this Section 2.09(c), Buyer and Seller will use commercially reasonable efforts to reach agreement on the disputed items or amounts with respect to such Conversion Payment Statement in order to determine the applicable Conversion Payment.
(q)Upon resolution of any disputed items or amounts with respect to any Conversion Payment Statement pursuant to Section 2.09(c), (i) if such resolution provides that any amounts are owed to Seller in excess of the applicable Conversion Payment previously paid to Seller with respect to such Conversion Payment Statement in accordance with Section 2.09(b), Buyer shall pay to Seller the full amount of such excess by wire transfer of immediately available funds to the bank account or accounts directed by Seller within ten days of such resolution and (ii) if such resolution provides that any amounts are owed to Buyer, Seller shall pay to Buyer such amount by wire transfer of immediately available funds to a bank account directed by Buyer within ten days of such resolution.
(r)Following the Closing, upon Seller’s request, Buyer will give to Seller and Seller’s duly authorized officers and employees reasonable access (which may be limited to virtual access) during normal business hours to all of the books, contracts, documents and other records of Buyer related or with respect to the Conversion Payments; provided, however, that Buyer may limit or restrict such access to the extent, (i) any applicable Law or confidentiality obligation requires Buyer to limit or restrict such access, (ii) such access would jeopardize any attorney-client privilege or other legal privilege, or (iii) such access would unreasonably disrupt the operations of Buyer or the Business.
Section 1.10Conversion Efforts. During the period beginning at the Closing and ending on the Conversion Payment End Date, Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (a) cause each Subscription to be Converted as soon as practicable and (b) develop software with functionality that is substantially comparable to the software provided by Seller to

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Customer immediately prior to the Closing and to complete such development on or before the date services provided by Seller under the Transition Services Agreement terminate.
Section 1.11Withholding. Notwithstanding any provision contained herein to the contrary, the Buyer and its Affiliates, and any applicable payor shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts as it determines in its reasonable discretion it is required by Law to deduct and withhold with respect to the making of such payment; provided, that the Buyer or its Affiliates, as the case may be, shall use commercially reasonable efforts to: (a) notify such Person of any amounts subject to withholding at least three Business Days prior to the date that the applicable payment is to be made, (b) cooperate in good faith with such Person to reduce or eliminate the deduction or withholding such amounts, and (c) provide such Person with a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. If the Buyer, an Affiliate, or applicable payor, as the case may be, so withholds amounts from funds disbursed pursuant to this Agreement and timely remits such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been timely paid to such Person in respect of which the Buyer, its Affiliate, or applicable payor as the case may be, made such deduction and withholding.
ARTICLE 3
CLOSING
Section 1.03Time and Place of the Closing. The consummation of the Transactions (the “Closing”) will take place remotely, via electronic exchange of documents and signatures, delivered upon actual confirmed receipt, on (a) September 2, 2022, subject to the satisfaction or waiver of the conditions to the Closing set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) prior to or on such date, or, if such conditions are not satisfied or waived as provided above on September 2, 2022, the date that is the last day of Seller’s fiscal month in which such conditions to the Closing set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived or (b) any other date that may be mutually agreed upon by Seller and Buyer (the date on which the Closing takes place, the “Closing Date”). Except as otherwise set forth herein, all proceedings taken and all documents executed and delivered by both Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Except as otherwise specifically set forth herein, the Closing will be deemed effective and title to, ownership of, control of, and risk of loss from the Acquired Assets will pass to Buyer effective as of 12:01 a.m. Pacific Time on the day immediately following Closing Date.
Section 1.04Deliveries.
(a)Subject to the conditions set forth in this Agreement, at or before the Closing, each of Seller and Buyer will deliver or cause to be delivered to the other Party:
(i)a bill of sale, assignment and assumption agreement that is in a form reasonably acceptable to each of the Parties (the “Bill of Sale”), duly executed by such Party;
(ii)the Transition Services Agreement, duly executed by such Party; and

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(iii)the Supply Agreement, duly executed by such Party.
(b)Subject to the conditions set forth in this Agreement, at or before the Closing, Seller will deliver or cause to be delivered to Buyer:
(i)a duly executed IRS Form W-9 from Seller; and
(ii)a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.02 and Section 9.03 have been satisfied.
(c)Subject to the conditions set forth in this Agreement, at or before the Closing, Buyer will deliver or cause to be delivered to Seller:
(i)an amount equal to the Closing Subscription Payment Amount by wire transfer of immediately available funds to the bank account or accounts designated by Seller;
(ii)evidence reasonably satisfactory to Seller that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the Transactions have been duly authorized by the board of directors of Buyer; and
(iii)a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that, except as set forth in the disclosure schedules delivered by Seller to Buyer concurrently with this Agreement (the “Disclosure Schedule”), the statements contained in this Article 4 are true and correct as of the date hereof (except for those representations and warranties that address matters of a specified date, which are made with respect to such date).
Section 1.05Existence and Power. Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware. Each of Seller and its applicable Subsidiaries has all requisite corporate or other power and authority to carry on the Business as it is currently conducted and to own, lease and operate the Acquired Assets where such Acquired Assets are now owned, leased or operated. Seller has the corporate power and authority to enter into the Transaction Agreements, and to consummate the Transactions. Each of Seller and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Acquired Assets owned by such Person or the nature of the Business makes such qualification or license necessary, except in any jurisdictions in which the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on the Business or the Acquired Assets.
Section 1.06Corporate Authorization. The execution, delivery and performance by Seller of the Transaction Agreements, and the consummation by Seller of the Transactions at the Closing, have been duly authorized by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and legally binding agreement of Seller, enforceable against Seller

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in accordance with its terms and conditions, subject to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity (the “Enforceability Exceptions”).
Section 1.07Non-contravention.
(a)Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by Section 4.04 of the Disclosure Schedule have been duly made or obtained, as applicable, neither the execution, delivery and performance by Seller of the Transaction Agreements, nor the consummation by Seller of the Transactions at the Closing (i) violates any provision of the Organizational Documents of Seller or (ii) violates in any material respect any Law or any applicable Order.
(b)Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by Section 4.04 of the Disclosure Schedule have been duly made or obtained and except as set forth in Section 4.03(b) of the Disclosure Schedule, neither the execution, delivery and performance by Seller of the Transaction Agreements, nor the consummation by Seller of the Transactions at the Closing, (i) with or without the passage of time or the giving of notice or both, results in the breach of, or constitutes a default, or gives rise to any termination or right of termination, or requires any consent under, or results in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any Acquired Asset pursuant to, any Material Contract, or (ii) results in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Acquired Assets, except, in each case, where such breach, default, failure to obtain consent or creation of such Encumbrance would not, individually or in the aggregate, be material to the Business or the Acquired Assets.
Section 1.01Governmental Authorization. Except as set forth in Section 4.04 of the Disclosure Schedule, the execution and delivery by Seller of the Transaction Agreements, and the consummation by Seller of the Transactions at the Closing, require no action by or in respect of, or filing with, any Governmental Body, except where the failure to obtain such action or make such filing would not, individually or in the aggregate, be material to the Business or the Acquired Assets.
Section 1.02Carve-Out Income Statements; Indebtedness; Absence of Changes.
(c)True and correct copies of the unaudited internally prepared carve-out income statements of the Business for (a) the fiscal period beginning January 2, 2021 and ending July 1, 2022 (such end date, the “Most Recent Income Statement Date”) and (b) the fiscal period beginning January 4, 2020 and ending January 1, 2021 are contained in Section 4.05 of the Disclosure Schedule (collectively, the “Carve-Out Income Statements”). The Carve-Out Income Statements (i) were, prior to the adjustments set forth in clause (D) below, prepared in accordance with GAAP principles applied on a consistent basis throughout the period involved (subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes, (ii) are based on the books and records of Seller and its Subsidiaries with respect to the Business and (iii) fairly present in all material respects the revenues of the Business for the period then ended, and such revenues were determined in accordance with the revenue recognition methodology applicable to the Business for the periods then ended, on a consistent basis throughout the period covered; provided that Seller has notified Buyer, and Buyer has acknowledged in the case of each of the foregoing clauses (i) through (iii), that (A) none of Seller or any of its Subsidiaries has historically maintained separate financial statements for the Business (or of Seller and its Subsidiaries with respect to the Business), (B) the Carve-Out Income Statements have been prepared in anticipation of the Transactions, (C) the Carve-Out Income Statements do not contain the same level of detail as would be included had

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Seller or its Subsidiaries historically maintained independent financial statements of the Business, and (D) the Carve-Out Income Statements do not reflect certain corporate and administrative services or non-recurring operating costs of Seller and its Subsidiaries with respect to the Business (including sales, marketing, operations, information technology, legal, accounting and finance, human resources, and similar corporate functions) or any equity compensation expenses associated with equity securities of Seller or any of its Subsidiaries granted to Business Employees.
(d)None of Seller or any of its Subsidiaries has any Indebtedness secured by an Encumbrance other than Permitted Encumbrances on any Acquired Asset.
(e)During the period beginning on the Most Recent Income Statement Date and ending the date hereof, there has not been any:
(i)transfer, assignment, sale or other disposition of any of the material Acquired Assets, except for the sale of inventory in the Ordinary Course of Business;
(ii)cancellation of any material debts exclusively relating to any Acquired Assets;
(iii)material damage, destruction or loss, or any material interruption in use, of any material Acquired Assets, whether or not covered by insurance;
(iv)modification to any Material Contract in a manner that is materially adverse to Seller with respect to the Business;
(v)imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Acquired Assets;
(vi)(i) grant by Seller or any of its Subsidiaries of any material cash bonuses to, or material increase by Seller or any of its Subsidiaries of, any wages, salary, severance or other cash compensation of any Business Employee, other than as provided for in any written agreements, as required by applicable Law or in the Ordinary Course of Business;
(vii)adoption by Seller or any of its Subsidiaries of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, in each case, exclusively with respect to the Business; or
(viii)entry by Seller or any of its Subsidiaries into any Contract to do any of the foregoing.
Section 1.01No Material Adverse Effect. Since the Most Recent Income Statement Date, there has not been any Material Adverse Effect with respect to the Business or the Acquired Assets.
Section 1.02Taxes.
(a)Each of Seller and its Subsidiaries has timely and properly filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by it with respect to the Acquired Assets and the Business, and all such Tax Returns were true, complete and correct in all material respects.

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(b)Each of Seller and its Subsidiaries has timely and properly paid all Taxes due and payable by it with respect to the Acquired Assets and the Business (whether or not shown on any Tax Return).
(c)All Taxes that any of Seller and its Subsidiaries is required to have collected or withheld with respect to the Acquired Assets or the Business have been timely and duly collected or withheld in accordance with the requirements of the law and, to the extent required, have been timely paid over to the relevant Taxing Authority and Seller and its Subsidiaries have complied with all applicable Laws with respect to the withholding and remittance of Taxes with respect to the Acquired Assets or the Business, including with respect to classification of their employees and other service providers. All applicable sales and use Taxes, to the extent due, were paid by or on behalf of Seller and its Subsidiaries when the Acquired Assets were acquired by Seller or the applicable Subsidiary, and Seller and its Subsidiaries have collected and paid or remitted all applicable sales and use Taxes required to be collected and paid by or on behalf of Seller and its Subsidiaries on the sale of products or taxable services by Seller and its Subsidiaries (and have collected and maintained any required exemption certificates) in accordance with applicable Law.
(d)There are no Encumbrances for Taxes on the Acquired Assets (other than for Taxes not yet due and payable, that may thereafter be paid without penalty, and for which Seller has established reserves in accordance with GAAP).
(e)There is no dispute or claim concerning any Tax with respect to the Business or the Acquired Assets either (i) claimed, in progress, threatened or raised by any Taxing Authority in writing, or (ii) to Seller’s Knowledge, otherwise threatened by any Taxing Authority. Seller and its Subsidiaries have not extended or waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Acquired Assets.
(f)No claim has been made by a Taxing Authority in a jurisdiction where the Seller and its Subsidiaries do not file Tax Returns or pay Taxes with respect to the Business or the Acquired Assets that the Seller or any Subsidiary (or any of their owners or Affiliates) are or may be subject to taxation by or required to file a Tax Return with that jurisdiction with respect to the Business or the Acquired Assets.
(g)With respect to the Acquired Assets and the Business, Seller and its Subsidiaries have not engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any “tax shelter” within the meaning of, or other transaction that needs to be disclosed to avoid or reduce penalties pursuant to, Section 6662 of the Code.
(a)With respect to the Acquired Assets and the Business, Seller and its Subsidiaries have not (i) deferred any amounts under the CARES Act (as amended by the Consolidated Appropriations Act, 2021), the Presidential Memorandum of August 8, 2020, or similar legislation, orders or guidance, (ii) claimed or received any credits under the Families First Coronavirus Response Act or the CARES Act, (iii) extended any of the foregoing benefits under the American Rescue Plan Act of 2021 or (iv) received any amounts (including any loans) under the U.S. Small Business Administration Paycheck Protection Program contemplated by the CARES Act.
(b)Buyer, as a result of owning the Acquired Assets or the Business, will not be required to include an item of income, or exclude an item of deduction, for any period ending after the Closing as a result of any of the Acquired Assets constituting a prepaid amount or

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advanced payment received or deferred revenue accrued, in each case on or prior to the Closing Date.
Section 1.08Title to Acquired Assets; Condition of Assets. Each of Seller and its Subsidiaries owns good and valid title to all of Seller’s or such Subsidiary’s Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The material items of tangible personal property included in the Acquired Assets are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 1.09Intellectual Property.
(c)None of the Transferred Intellectual Property is currently registered or subject to a currently pending application owned or controlled by Seller.
(d)With respect to all Transferred Intellectual Property, Seller is the sole and exclusive, legal and equitable owner of each such item of Transferred Intellectual Property, subject to any licenses Seller has granted to third-parties and any Permitted Encumbrances. The foregoing representations of Section 4.09(b) will not be deemed or interpreted to constitute a representation or warranty regarding infringement, misappropriation or violation of any Intellectual Property of any Person.
(e)Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any Person being granted additional rights or additional access to any Transferred Intellectual Property Rights or (ii) Buyer losing any right of Seller in any Transferred Intellectual Property Rights, other than any rights held by Seller under any patent cross license agreements, settlement agreements, corporate master agreements, or covenants not to sue (or any agreement or arrangement similar to a patent cross license agreement, settlement agreement, corporate master agreement, or covenant not to sue) that does not exclusively pertain to the Acquired Assets.
(f)No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Authority or funding from third parties (other than private investors in the ordinary course) were used to develop any Transferred Intellectual Property.
(g)Except as set forth in Section 4.09(e) of the Disclosure Schedule: (i) in the six years prior to Closing, other than claims or notices received by Seller that also pertained to the Excluded Assets or Seller’s other businesses, Seller has not received any written claim or notice (including any written claim or notice for indemnification from any Customer) alleging that Seller’s operation of the Business infringes or misappropriates any Intellectual Property right of any Third Party and (ii) other than Proceedings in which some of the Excluded Assets or Seller’s other businesses are also at issue, there are no Proceedings currently pending against the Seller alleging that Seller’s operation of the Business infringes or misappropriates any Intellectual Property right of any Third Party.
(h)To the Knowledge of Seller, no Person is misappropriating or infringing any of the Transferred Intellectual Property.
(i)Seller has taken reasonable steps to maintain the confidentiality of any trade secrets and material confidential information included in the Transferred Intellectual

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Property, except where Seller has elected not to maintain confidentiality of such trade secrets or material confidential information in its reasonable business judgment.
(j)To the extent that any Transferred Intellectual Property has been created by an employee or independent contractor of Seller, Seller has a written agreement with such employee or independent contractor pursuant to which Seller has obtained legal and equitable ownership of such Transferred Intellectual Property. To the Knowledge of Seller, no employee or independent contractor, is in default or breach of any term of any such agreement as it pertains to the Transferred Intellectual Property.
Notwithstanding anything to the contrary contained herein, (a) the representations and warranties contained in this Section 4.09 constitute the sole and exclusive representations and warranties of Seller with respect to Intellectual Property matters and (b) the representations and warranties contained in Section 4.09(e) constitute the sole and exclusive representations and warranties of Seller regarding any infringement, misappropriation or violation of any Intellectual Property by Seller or any of its Subsidiaries.

Section 1.10Material Contracts.
(k)Section 4.10 of the Disclosure Schedule lists (itemized by each subclause), as of the date of this Agreement, all of the following Contracts to which Seller or any of its Subsidiaries is a party:
(i)any Contract exclusively relating to the Business the performance of which required payment by Seller or any of its Subsidiaries during the 12 months ended December 31, 2021 in excess of $50,000 (other than, for the avoidance of doubt, any purchase order entered into the Ordinary Course of Business or the obligations under which have been fully performed by the parties thereto);
(ii)any Contract exclusively relating to the Business with any of the top 25 Customers as of December 31, 2021 as determined by monthly recurring revenue as of December 31, 2021 (such Customers, the “Top Customers”) (other than any subscription Contract between Seller and any Customer that primarily relates to the Business that has expired pursuant to its terms and that Seller and such Customer perform their respective obligations with respect thereto on a month-to-month basis);
(iii)any Contract for the employment of any Business Employee with an annual salary in excess of an amount equal to $100,000 or which contains incentive compensation or restrictive covenant provisions, other than offer letters entered into the Ordinary Course of Business for “at-will” employment;
(i)any Contract that provides for any change-of-control bonus or severance benefit to be paid by Seller or any of its Subsidiaries to any Business Employee Offer Recipient;
(i)other than in respect of extensions of credit to customers in the Ordinary Course of Business, any Contract relating exclusively to the Business pursuant to which Seller or any of its Subsidiaries has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
(ii)any Contract relating exclusively to the Business that is an Acquired Asset concerning the establishment by Seller or any of its Subsidiaries of a partnership,

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joint venture, strategic alliance, co-marketing, co-promotion, joint development or similar arrangement;
(iii)any Contract relating exclusively to the Business containing a non-competition clause or any exclusivity agreement binding on Seller or any of its Subsidiaries primarily relating to the Business, or any other Contract that purports to limit or restrict the ability of Seller or any of its Subsidiaries to enter into or engage in any market or line of business primarily with respect to any product of the Business or any Contract that contains a “most favored customer” provision primarily with respect to any product of the Business;
(iv)any Contract regarding dispositions of any material assets that constitute Acquired Assets, other than sales to customers or distributors in the Ordinary Course of Business;
(v)any Contract relating exclusively to the Business the primary purpose of which is to provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(vi)any Contract involving any settlement of any actual or threatened Proceeding entered into by Seller or any of its Subsidiaries in the last 36 months exclusively affecting the Business or which imposes material continuing obligations on the Business; and
(vii)any (A) material license of Intellectual Property obtained by Seller or any of its Subsidiaries that is expressly identified as being included in the Acquired Assets and (B) material license granted by Seller or any of its Subsidiaries under the Transferred Intellectual Property, in each case, excluding any Incidental License.
The Contracts listed in Section 4.10 of the Disclosure Schedule are referred to in this Agreement as the “Material Contracts.” Seller has made available to Buyer a true and complete copy of each Material Contract.
(l)All of the Material Contracts are valid and binding on Seller or one or more of its Subsidiaries and currently in full force and effect. None of Seller or its Subsidiaries is in material default under any of the Material Contracts, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a material default by Seller or its Subsidiaries or give rise to a right of termination or cancellation by another party under any of the Material Contracts. To the Knowledge of Seller, no other Person is in default under any of the Material Contracts.
Section 1.12Compliance with Laws; Permits.
(m)Seller and its Subsidiaries have at all times since January 1, 2020 complied in all material respects with all Laws applicable to the Business and the Acquired Assets. Since January 1, 2020, none of Seller or its Subsidiaries has received any written notice of any violation of any Law directly affecting the Business or the Acquired Assets, and, to the Knowledge of Seller, there are no such violations.
(n)Seller and its Subsidiaries hold the material Permits necessary to permit Seller and its Subsidiaries to own, operate, use and maintain the Business as currently conducted (collectively, the “Necessary Permits”) and such Permits are identified on Section 4.11(b) of the Disclosure Schedule. Each Necessary Permit is valid and in full force and effect. There are no actions pending or, to the Knowledge of Seller, threatened, that would result in the termination, revocation, suspension or restriction of any Necessary Permits or the imposition of any fine,

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penalty or other sanction or liability for violation of any Law or Order relating to any Necessary Permits.
Section 1.1Proceedings and Orders. Neither the Business nor any of the Acquired Assets are subject to any outstanding Order, and there is no material pending Proceeding or, to the Knowledge of Seller, threatened Proceeding against Seller or any of its Subsidiaries that is directed at or contains claims asserted against the Business or any of the Acquired Assets.
Section 1.2Labor Matters.
(o)Section 4.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the names, positions, dates of continuous service, salaries or hourly wage rates, bonuses and commissions paid for 2021, exempt/non-exempt classification and geographic work locations of all Business Employees as of the date hereof.
(p)Except as set forth on Section 4.13(b) of the Disclosure Schedule, as of the date hereof, no Business Employees are on leave. There is not presently, and has not been for the past three (3) years, any pending or, to the Knowledge of Seller, threatened: (i) material strike, slowdown, picketing, work stoppage primarily affecting the Business or employee grievance process with respect to any Business Employee; (ii) material Proceeding primarily affecting the Business relating to the alleged material violation of any material Law pertaining to labor relations or employment matters, including any charge or complaint filed by any Business Employee, or any Proceeding before, the National Labor Relations Board, the Occupational Safety and Health Administration, the Wage and Hour Division of the Department of Labor, the Federal Trade Commission, the Department of Labor- Veterans Employment and Training Service, the Immigration and Naturalization Service, the Equal Employment Opportunity Commission, or any other federal, state, or local Governmental Body; or (iii) discrimination, harassment, or retaliation claims by any Business Employee in connection with their employment with Seller. None of Seller or any of its Subsidiaries is a party to any collective bargaining or works council agreement or other labor union contract applicable to any Business Employee and, to the Knowledge of Seller, there are not any activities or proceedings of any labor union or works council to organize any Business Employees. Neither the Seller nor any of its Subsidiaries has recognized a labor union or works council as the exclusive bargaining representative of a collective bargaining unit of any Business Employees. For the past three (3) years there have not been any pending or, to the Knowledge of Seller, threatened union election petitions, unfair labor practice charges, or Proceedings with respect to any union or works council involving the Seller or any of its Subsidiaries.
Section 1.13Employee Benefit Plans.
(q)Schedule 4.14(a) lists each material Benefit Plan as of the date hereof.
(r)Each Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with Laws applicable to such Benefit Plan, including, to the extent applicable, ERISA and the Code. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter from the IRS to the sponsor of such prototype or volume submitter plan, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status of any such Benefit Plan. No Benefit Plan is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) that is subject to ERISA, and, during the last six years, neither Seller nor any ERISA Affiliate has

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contributed to any such plan on behalf of Business Employees. The representations and warranties contained in this Section 4.14 constitute the sole and exclusive representations and warranties of Seller with respect to any matters relating to any Benefit Plan.
Section 1.11Brokers. Except as set forth in Section 4.15 of the Disclosure Schedule, no broker, finder or investment banker (each, a “Broker”) is acting on behalf of Seller or under its authority or is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.
Section 1.12Solvency. Immediately after giving effect to the Transactions: (a) Seller will be able to pay its debts as they become due and will own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (b) Seller will have adequate capital to carry on its business. No transfer of assets is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof as follows:
Section 1.010Corporate Existence and Power. Buyer is a corporation duly, validly existing and in good standing under the laws of the state of Florida. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, other than any jurisdictions in which the failure to be so duly qualified or licensed or in good standing would not have a material adverse effect on Buyer or its business.
Section 1.011Corporate Authorization. Buyer has the requisite corporate power and authority to carry on its business as it is currently conducted, to enter into the Transaction Agreements, and to consummate the Transactions. The execution, delivery and performance by Buyer of the Transaction Agreements, and the consummation by Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to the Enforceability Exceptions.
Section 1.012Non-contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, (a) violate any provision of the Organizational Documents of Buyer, (b) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default, or give rise to any termination or right of termination, or require any consent under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon Buyer’s assets under, any of the terms of any Contract to which Buyer is a party, or (c) violate any Law or any Order applicable to Buyer.
Section 1.013Governmental Authorization. The execution and delivery by Buyer of the Transaction Agreements, and the consummation by Buyer of the Transactions, require no action by or in respect of, or filing with, any Governmental Body.
Section 1.014Proceedings and Orders. Buyer (a) is not subject to any outstanding Order or (b) is not a party to any pending Proceeding or, to the Knowledge of Buyer, threatened Proceeding, that would, in any case, prohibit or materially impair Buyer’s ability to perform its

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obligations under the Transaction Agreements or to complete the Transactions in accordance with the terms of the Transaction Agreements.
Section 1.015Financing. Buyer has available sufficient funds, available lines of credit or other sources of immediately available funds to enable Buyer to pay in full the Purchase Price and all transaction expenses payable by it and perform and pay in full all of the obligations assumed by Buyer pursuant to this Agreement, including the Assumed Liabilities.
Section 1.016Solvency. Immediately after giving effect to the Transactions: (a) Buyer will be able to pay its debts as they become due and will own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (b) Buyer will have adequate capital to carry on its business. No transfer of assets is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer.
Section 1.017Brokers. Except for Raymond James & Associates, no Broker is acting on behalf of Buyer or under its authority or is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 1.018WARN Act. Buyer has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff at any facility of Seller or any of its Subsidiaries that would require notification under or violate the federal Worker Adjustment and Retraining Notification Act or any similar state or local Law requiring notice to employees of a plant closing, mass layoff or similar action.
ARTICLE 6
PRE-CLOSING COVENANTS
Section 1.03Certain Efforts. During the period between the date hereof and the earlier to occur of the termination of this Agreement under Article 10 or the Closing (such period, the “Pre-Closing Period”), each of the Parties will use commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable.
Section 1.04Third Party Consents. During the Pre-Closing Period, the Parties will use commercially reasonable efforts, and will cooperate with each other, to obtain the Third Party consents and deliver the notices required to consummate the Transactions that are set forth on Schedule 6.02; provided that no Party will be obligated to pay any consideration to any Third Party from whom consent or approval is requested (other than de minimis amounts). In furtherance of the foregoing, Buyer agrees to use commercially reasonable efforts to provide reasonable assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder.
Section 1.05Access. During the Pre-Closing Period, Seller will, and will cause its Subsidiaries to, give reasonable access (which may be limited to virtual access) during normal business hours to all of the books, contracts, documents, records and senior management of the Business reasonably requested by or on behalf of Buyer to Buyer’s duly authorized officers and employees, and, only to the extent such Persons are bound by an agreement with Buyer with confidentiality and non-use terms applicable to such information no less restrictive than those set forth in the Confidentiality Agreement; provided, however, that Seller or its Subsidiaries may limit or restrict such access to the extent in the reasonable judgment of Seller or such

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Subsidiaries, (a) any applicable Law or confidentiality obligation requires Seller or such Subsidiaries to limit or restrict such access, (b) such access would reasonably be expected to cause competitive harm to Seller, such Subsidiaries or the Business if the Transactions are not consummated, (c) such access would jeopardize any attorney-client privilege or other legal privilege or (d) such access would unreasonably disrupt the operations of Seller, any of its Subsidiaries or the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
Section 1.06Operation of the Business. During the Pre-Closing Period, except as otherwise permitted or required by this Agreement or in connection with the Transactions, Seller will, and will cause its Subsidiaries to, use commercially reasonable efforts (a) to conduct the Business in the Ordinary Course of Business and (b) not to take any of the following actions without the prior consent of Buyer (which consent will not be unreasonably withheld, conditioned, or delayed):
(i)sell or transfer any Acquired Assets (excluding, for the avoidance of doubt, any cash or cash equivalents), except for sales of inventory and dispositions of obsolete equipment in the Ordinary Course of Business;
(ii)amend, modify or adopt any Benefit Plan in a manner that affects only Business Employee Offer Recipients, except in the Ordinary Course of Business or as required by Law;
(iii)(A) materially increase the base salary or hourly wage rate, as applicable, of any Business Employee Offer Recipient or (B) materially increase the cash incentives opportunity of, or grant any new material cash incentive opportunities to any Business Employee Offer Recipient, as provided for in any written agreement or as required by Law;
(iv)incur any Indebtedness with respect to the Business pursuant to which Seller or any of its Subsidiaries grants any Encumbrance other than Permitted Encumbrances on any of the Acquired Assets;
(v)terminate or cancel any Material Contract (other than the expiration of any Material Contract pursuant to its terms); or
(vi)modify any Material Contract in a manner materially adverse to Seller with respect to the Business.
Section 1.019Exclusivity. During the Pre-Closing Period, Seller shall not, and shall not authorize or permit any of its Subsidiaries to, directly or indirectly, (a) solicit, initiate, facilitate or knowingly encourage an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Subsidiaries to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any proposal or offer from any Person (other than Buyer or any of its Affiliates) for the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Acquired Assets other than any transaction not specifically related to the Business or the Acquired Assets. For the avoidance of doubt, this Section 6.05 shall not limit in any way the ability of Seller or

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any of its Subsidiaries to engage in transactions not specifically related to the Business or the Acquired Assets.
ARTICLE 7
ADDITIONAL COVENANTS
Section 1.01General. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party.
Section 1.02Employee Matters.
(a)Offers of Employment.
(i)Prior to the Closing Date, Buyer shall deliver an offer of employment to each U.S. Business Employee Offer Recipient providing (i) a base salary or hourly wage rate, as applicable, that is not less than the base salary or hourly wage rate provided by Seller or its Affiliates to such U.S. Business Employee Offer Recipient as of the date hereof, (ii) cash incentive opportunities that are at least as favorable as those provided by Seller or its Affiliates to such U.S. Business Employee Offer Recipient as of the date hereof and (iii) that such employment is to begin on the Closing Date and be conditional upon the Closing. No such offer of employment shall be conditioned on the applicable U.S. Business Employee Offer Recipient agreeing to be bound by any noncompetition obligations more restrictive than they are currently subject to with Seller. Each U.S. Business Employee Offer Recipient who accepts such offer of employment is referred to herein as a “U.S. Transferred Employee.”
(ii)On or before December 31, 2022, Buyer shall deliver, or cause one or more of its Affiliates or an employee services provider engaged by Buyer to deliver, an offer of employment to each India Business Employee who is an employee of Seller or any of its Affiliates as of immediately prior to the date of such delivery (collectively, the “India Business Employee Offer Recipients” and, together with the U.S. Business Employee Offer Recipients, the “Business Employee Offer Recipients”) providing (i) a base salary or hourly wage rate, as applicable, that is not less than the base salary or hourly wage rate provided by Seller or its Affiliates to such India Business Employee Offer Recipient as of the date hereof, (ii) cash incentive opportunities that are at least as favorable as those provided by Seller or its Affiliates to such India Business Employee Offer Recipient as of the date hereof and (iii) that such employment is to begin on or before January 1, 2023. The date such employment is to begin, is referred to herein as the “India Employee Transfer Date”). No such offer of employment shall be conditioned on the applicable India Business Employee Offer Recipient agreeing to be bound by any noncompetition obligations more restrictive than they are currently subject to with Seller. Each India Business Employee Offer Recipient who accepts such offer of employment is referred to herein as a “India Transferred Employee” and, together with the U.S. Transferred Employees, the “Transferred Employees”.
(b)Post-Closing Employment and Benefits of Transferred Employees.
(i)Except for voluntary resignations, deaths and terminations for cause, Buyer shall not, and shall cause its Affiliates or applicable employee service provider not to, terminate the employment of any U.S. Transferred Employee for a period of 91 days following the Closing Date.

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(ii)With respect to each U.S. Transferred Employee, effective as of the Closing Date and continuing for a period of at least 12 months thereafter (the date that is 12 months following the Closing Date, the “Transferred Employee Obligations End Date”) and with respect to each India Transferred Employee, during the period beginning on the India Employee Transfer Date and ending on the Transferred Employee Obligations End Date, Buyer shall provide or cause its Affiliates or applicable employee services provider to provide each Transferred Employee that continues to be employed by Buyer, any of its Affiliates or any employee services provider engaged by Buyer with (A) a base salary or hourly wage rate, as applicable, that is not less than the base salary or hourly wage rate provided by Seller or its Subsidiaries to such Transferred Employee as of the date hereof, and (B) cash incentive opportunities that are at least as favorable as those provided by Seller or its Subsidiaries to such Transferred Employee as of the date hereof; provided, however, that Buyer may modify the compensation provided to the Transferred Employees in connection with changes to the compensation after the Closing made available by Buyer that are generally applicable to all employees of Buyer and its Affiliates (and substantially comparable in scope to such changes that are applicable to employees of Buyer or its Affiliates similarly situated to the Transferred Employees).
(iii)In the event any Transferred Employee timely and properly elects to continue coverage under any Benefit Plan that is a group health plan pursuant to COBRA for such Transferred Employee or such Transferred Employee’s eligible spouse and dependents, Buyer will reimburse such Transferred Employee for any COBRA premiums paid by such Transferred Employee or such Transferred Employee’s eligible spouse or dependents for such coverage until the earlier to occur of (A) the date on which such Transferred Employee becomes covered under any Buyer Benefit Plan that is a group health plan and (B) the date on which such Transferred Employee is no longer entitled to COBRA continuation coverage under Seller’s group health plans; provided, however, that the amount of such reimbursement need not exceed the amount paid by Buyer toward the premiums (or, in the case of a self-insured plan, hypothetical premiums) for the same level of coverage under Buyer’s group health plan with the greatest premium (or, in the case of a self-insured plan, hypothetical premium); provided, further, that Buyer may require reasonable proof of the Transferred Employee’s (or such Transferred Employee’s spouse or dependent’s, as applicable) payment of the applicable COBRA premium as a condition of such reimbursement. Buyer will use commercially reasonable efforts to offer or cause to be offered on or before December 31, 2023 to all Transferred Employees that remain employees of Buyer or its Affiliates at such time, a group health plan under which such Transferred Employees and their respective eligible spouses and dependents can obtain coverage that is at least substantially comparable in the in the aggregate to coverage offered to similarly situated employees of Buyer.
(iv)Buyer will treat, and will cause each Buyer Benefit Plan to treat, for purposes of determining eligibility to participate, vesting, and, solely with respect to severance, vacation and other paid-time off benefits, benefit accrual and level of benefits, all service with Seller and its Affiliates (or predecessor employers to the extent that Seller, any of its Affiliates or any Benefit Plan provides past service credit) as service with Buyer and its Affiliates; provided that such service need not be taken into account to the extent it would result in duplication of benefits or was not taken into account for such purposes under the corresponding Benefit Plan.
(v)Buyer and its Affiliates will use commercially reasonable efforts to cause each Buyer Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA (A) to waive any and all eligibility waiting periods, evidence-of-insurability requirements, actively-at-work requirements and pre-existing condition limitations with respect to the Transferred Employees and their spouses, domestic partners and dependents to the extent

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such waiting periods, exclusions, limitations or requirements were waived, satisfied or not applicable under the corresponding Benefit Plan, and (B) to recognize for each Transferred Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Transferred Employee and his or her spouse, domestic partner or dependents under the corresponding Benefit Plan for the plan year of such Benefit Plan in which the Closing Date occurs.
(c)Seller hereby waives all restrictive covenants, if any, with the Business Employee Offer Recipients and assigns all its rights in restrictive covenants, if any, with the Business Employee Offer Recipients to Buyer.
(d)Defined Contribution Plan Rollovers. Buyer will, or will cause an Affiliate to, cause a defined contribution plan sponsored by Buyer or one of its Affiliates to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from any Benefit Plan intended to be qualified under Section 401(a) to (or on behalf of) Transferred Employees, including the amount of any unpaid balance of any participant loan made under such Benefit Plan (and the related promissory note).
(e)Transferred Employee Transition.
(iii)Effective as of the end of the day immediately preceding the Closing Date, Seller shall terminate all U.S. Transferred Employees. Buyer shall cause the employment by Buyer or one of its Affiliates of each U.S. Transferred Employee to commence on the Closing Date. Effective as of the Closing Date, except as required under Law, including COBRA, and subject to Section 7.02(b)(iii), each U.S. Transferred Employee will cease to be covered by the Benefit Plans.
(iv)Effective as of the end of the day immediately preceding the India Employee Transfer Date, Seller or its applicable Affiliate shall terminate all India Transferred Employees. Buyer shall cause the employment by Buyer, one of its Affiliates or any employee services provider engaged by Buyer of each India Transferred Employee to commence on the India Employee Transfer Date. Effective as of the India Employee Transfer Date, except as required under Law, each India Transferred Employee will cease to be covered by the Benefit Plans. In consideration of the Parties’ respective representations, warranties, covenants, obligations and agreements set forth herein, on the India Employee Transfer Date, Seller will assign, transfer and deliver to Buyer, and Buyer will acquire from Seller, laptops primarily used by the India Transferred Employees owned by Seller pursuant to a bill of sale in substantially the form of the Bill of Sale for $1.00.
(f)Seller Payments to Transferred Employees. On or before the date of Seller’s next regularly scheduled payroll date following the Closing Date (in the case of U.S. Transferred Employees) or following the India Employee Transfer Date (in the case of India Transferred Employees), except as required or permitted by Law, Seller will, and will cause its Subsidiaries to, pay each Transferred Employee all compensation Seller or any of its Subsidiaries owes such Transferred Employee as of the Closing in accordance with Seller’s or such Subsidiary’s payroll procedures and policies.
(g)Certain Limitations. Nothing contained in this Section 7.02 or any other provision of this Agreement, whether express or implied, will be construed to (i) create any Third Party beneficiary or other rights in any current or former employee, director, consultant, or independent contractor of Seller or any of its Subsidiaries (including any dependent or

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beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Benefit Plan (without regard to any materiality qualifier set forth in the definition thereof) (or any dependent or beneficiary thereof)) other than the Parties, or (ii) amend any Benefit Plan or other employee benefit plan, program, practice, policy or arrangement of Seller, any of its Subsidiaries or Buyer.
Section 1.03Tax Matters.
(h)Prorations. At or after the Closing, all property Taxes and excise Taxes imposed in lieu of property taxes pertaining to the Acquired Assets will be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed prior to the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the Transactions. Seller will be responsible for that portion of such amounts relating to the period up to and including the Closing Date, and Buyer will be responsible for that portion of such amounts relating to the period after the Closing Date.
(i)Cooperation, Access to Information and Records Retention. Seller and Buyer will cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns and any Proceeding with respect to Taxes relating to the Acquired Assets or the Business. Such cooperation will include the provision of records and information reasonably relevant to any Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that in no case will Seller be obligated to provide any Tax Return of Seller or any of its Affiliates to Buyer.
(j)Purchase Price Allocation. Within 120 days following the Closing, Buyer will prepare and deliver to Seller a purchase price allocation schedule in respect of each of the Acquired Assets and the Assumed Liabilities (and any other amounts required to be included in purchase price for income Tax purposes), with such allocation to be in accordance with Section 1060 of the Code and the principles set forth on Exhibit E and filed on IRS Form 8594. Buyer and Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the purchase price allocation schedule. If Buyer and Seller are unable to resolve any such differences within 30 days following Seller’s delivery of the purchase price allocation schedule to the Buyer, then Buyer and Seller may, for any purpose, take inconsistent positions with respect to the allocation of purchase price (solely with respect to any disputed element thereof). If Buyer does not object to the purchase price allocation schedule, or Buyer and Seller are able to resolve any differences within the 30-day period described above, the Parties agree to (i) prepare and file, or cause to be prepared and filed, each of their respective Tax Returns on a basis consistent with such allocation schedule (or such allocation schedule as agreed to by Buyer and Seller), and (ii) unless otherwise required by Law, take no position inconsistent with such allocation schedule (or such allocation schedule as agreed to by Buyer and Seller) on any applicable Tax Return, in any Proceeding before any Governmental Body, or in any report made for Tax, financial accounting, or any other purpose. The allocation schedule shall be revised in accordance with this Section 7.03(c) upon any adjustments to Purchase Price (including any payments pursuant to Section 2.08).
Section 1.020Confidentiality.
(k)The Parties agree that the terms of the Confidentiality Agreement will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Confidentiality Agreement) exchanged in connection with this Agreement or any of the other Transaction Agreements or any of the Transactions unless and until the Closing has occurred.

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(l)During the period beginning at the Closing and ending two years after the Closing Date, except as may be required by Law or any Order, Seller will and will cause its Subsidiaries to keep confidential all Confidential Information that was known by, acquired by, or disclosed to Seller or any of its Subsidiaries prior to the Closing, by using the same degree of care that was used to protect the same information before the date of this Agreement, except that the foregoing obligation will not apply to any information which (i) was, is now, or becomes generally available to the public or the industry (other than by a breach of this Section 7.04), (ii) was disclosed to Seller by a Third Party not known by Seller or any of its Subsidiaries to be subject to any duty of confidentiality with respect to such information, (iii) was, is now, or following the Closing used by Seller or any of its Subsidiaries in connection with other businesses of Seller or any of its Subsidiaries, or (iv) is independently developed following the Closing by or for Seller, any of its Subsidiaries or any of their respective employees without the use of or reference to any Confidential Information.
Section 1.07Records and Access. Each Party will retain for a reasonable period after the Closing Date (and in any event for at least five years) the books, records (including Tax and employee records), Contracts and documents of or pertaining to the Business, and, subject to reasonable confidentiality obligations, will provide the other Party and its representatives (including legal counsel and accountants) reasonable access thereto, during normal business hours and on prior notice, for reasonable business purposes.
Section 1.08Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing, (a) Buyer receives any payment or instrument that is for the account of Seller or its Subsidiaries according to the terms of this Agreement, Buyer will promptly deliver such amount or instrument to Seller, and (b) Seller or any of its Subsidiaries receives any payment that is for the account of Buyer according to the terms of this Agreement, Seller will, or will cause its Subsidiaries to, promptly deliver such amount or instrument to Buyer, as applicable. All amounts due and payable under this Section 7.06 will be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the receiving Party. Notwithstanding the foregoing, each Party hereby undertakes to use commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.
Section 1.09Independent Investigation; Forward-Looking Statements.
(m)Buyer acknowledges and covenants and agrees that: (i) it and its representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of Seller, its Subsidiaries, the Acquired Assets, the Assumed Liabilities and the Business; (ii) it has undertaken its own estimate of the value of the Business, the Acquired Assets and the Assumed Liabilities; (iii) it has had the opportunity to meet, virtually or otherwise, with Seller, its Subsidiaries and their respective representatives to discuss the Business, the Acquired Assets and the Assumed Liabilities, including the customers, suppliers, employees and other personnel, condition (financial and otherwise), cash flow and operations of Seller and its Subsidiaries with respect to the Business and prospects of the Business; (iv) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction; and (v) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of Seller and its Subsidiaries with respect to the Business) as Buyer deems adequate, including that described above.
(n)In connection with its investigation described in Section 7.07(a), Buyer acknowledges and agrees that Buyer and its representatives and Affiliates have received from or on behalf Seller and its Affiliates certain estimates, budgets, forecasts, plans, capital improvement plans and financial projections (“Forward-Looking Statements”), and Buyer

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acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and it is not relying upon, and is taking full responsibility for making its own evaluation of the adequacy and accuracy of, all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying any Forward-Looking Statements where such assumptions are explicitly disclosed). Neither Seller, its Subsidiaries nor any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Buyer, or any other Person resulting from, the distribution to Buyer, or its use of or reliance on, any Forward-Looking Statements.
Section 1.021Limitation on Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE DISCLOSURE SCHEDULE), SELLER IS NOT MAKING AND WILL NOT BE DEEMED TO HAVE MADE, NOR WILL SELLER (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM, IN EACH CASE, ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), INCLUDING ANY STATEMENTS, DOCUMENTS, PROJECTIONS, OR OTHER INFORMATION OF ANY TYPE PROVIDED OR MADE AVAILABLE BY OR ON BEHALF OF SELLER OR ITS SUBSIDIARIES (INCLUDING ANY FORWARD-LOOKING STATEMENTS), AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, ITS SUBSIDIARIES, THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING SELLER’S OR ITS SUBSIDIARIES’ BUSINESS, FINANCIAL CONDITION, ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS, WHETHER TANGIBLE, INTANGIBLE OR MIXED) AND LIABILITIES (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”). BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY AGREES THAT IT IS NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT. EACH OF BUYER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, AND RELEASES SELLER AND ITS AFFILIATES FROM ANY LIABILITY FOR ANY DAMAGES ARISING OUT OF, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT (IT BEING INTENDED THAT NO EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS ACQUIRING THE BUSINESS AND THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS.
Section 1.022Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future equityholder, stockholder, member, partner, manager, director, officer, employee, Affiliate, contractor, consultant, agent or representative of any Party will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim based upon, arising out of or related to this

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Agreement. Without limiting the foregoing, no claim will be brought or maintained by either Party or any of its Affiliates or any of their respective successors or permitted assigns against any past, present or future equityholder, shareholder, stockholder, member, partner, manager, director, officer, employee, Affiliate, contractor, consultant, agent or representative of any Party that is not otherwise expressly identified as party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
Section 1.10Publicity. Except as otherwise required by Law (including any applicable securities exchange rules), Buyer will not and will not permit any of its Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, with respect to the Transactions without the prior written consent of Seller.
Section 1.11Restrictive Covenants.
(o)For a period of 36 months commencing on the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, service, contact, divert, take away or interfere with any Customer for the purpose of (i) inducing any such Customer to cancel, transfer, or cease doing business, specifically with respect to the Business, in whole or in part with Buyer or (ii) performing services for such Customer in competition with Buyer, where “services” refers to the services that were performed by Seller with respect to the Business prior to the Closing Date.
(p)For a period of 18 months commencing on the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit for employment any Transferred Employee or hire any Transferred Employee who has left employment by Buyer or any of its Affiliates; provided, however, that nothing in this Section 7.11(b) shall prevent Seller or any of its Affiliates from (i) soliciting for employment or hiring any employee whose employment has been terminated by Buyer or any Affiliate of Buyer, (ii) after 60 days from the date of termination of employment, soliciting for employment or hiring any employee whose employment has been terminated by the employee or (iii) engaging in general solicitations not directed specifically to any Transferred Employee, including conducting generalized searches by means of advertisements, public notices, or internal or external websites or job search engines and the hiring of any Transferred Employee pursuant thereto.
(q)Seller acknowledges that a breach or threatened breach of this Section 7.11 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(r)Seller acknowledges that the restrictions contained in this Section 7.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.11 should ever be adjudicated to exceed the time or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or

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service or other limitations permitted by applicable Law. The covenants contained in this Section 7.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 1.13Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Agreements.
Section 1.14Bulk Sales. To the extent the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Acquired Assets are located, Seller and Buyer hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Acquired Assets are located in connection with the Transactions. Seller will be responsible for all liabilities arising out of the Parties’ waiver of such compliance.
ARTICLE 8
INDEMNIFICATION; LIMITATION ON CLAIMS
Section 1.023Survival; Limitation on Claims.
(a)Subject to the limitations and other provisions of this Agreement, (i) the representations and warranties contained herein and the covenants in Article 6 or any other covenant in this Agreement to be performed prior to the Closing (collectively, the “Pre-Closing Covenants”) shall survive the Closing, shall remain in full force and effect until the date that is 12 months from the Closing Date and shall thereafter terminate and be of no further force or effect; provided, that the representations and warranties in Section 4.01, Section 4.02, the first sentence of Section 4.08, Section 4.15, Section 5.01, Section 5.02 and Section 5.08 shall survive for the full period of the last applicable statute of limitations relating to the subject matter of such representations and warranties (giving effect to any waiver, mitigation or extension thereof) plus 60 days and shall thereafter terminate and be of no further force or effect and (ii) any covenant, agreement or obligation contained in this Agreement other than the Pre-Closing Covenants and any claim pursuant to Section 8.02(c) or Section 8.03(c) shall survive the Closing for the period of the last applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and shall thereafter terminate and be of no further force or effect. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party in accordance with this Article 8 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the applicable survival period and such claims shall survive until finally resolved.
(b)It is the express intent of the Parties that to the extent the survival of the representations and warranties in this Agreement, any other purported representation or warranty, any Pre-Closing Covenant (and the associated right to bring a claim for a breach of such representations and warranties or Pre-Closing Covenants) is shorter than the statute of limitations that would otherwise have been applicable to such representations, warranties or Pre-Closing Covenants, and, by contract, the applicable statute of limitations with respect to each such representation, warranty or Pre-Closing Covenant (and the associated right to bring a claim for a breach of each such representation, warranty or Pre-Closing Covenant) is hereby reduced as provided in this Section 8.01. The terms of this Agreement (including the representations and

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warranties and Pre-Closing Covenants set forth herein and the survivability of such representations and warranties and Pre-Closing Covenants) were specifically bargained-for among the Parties and were taken into account by the Parties in arriving at the Purchase Price. Each of the Parties acknowledges that this Agreement is the result of arm’s-length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. Buyer and Seller specifically acknowledge that neither Buyer nor Seller has any special relationship with the other Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
(c)Subject to Section 2.09 and Section 11.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of, or arising out of, this Agreement it may have against the other Party or its Affiliates or its or their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.01(c) shall limit any Person’s right to seek and obtain any equitable relief to which such Person is entitled pursuant to this Agreement or to seek any remedy on account of any Party’s Fraud.
(d)The Parties to this Agreement have specifically relied upon this Article 8, together with the provisions of Section 11.03, in agreeing to the Purchase Price and in agreeing to provide the representations and warranties set forth herein.
Section 1.010Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees caused by:
(e)any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 4 or in the certificate delivered by or on behalf of Seller pursuant to Section 3.02(b)(iii);
(f)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller contained in this Agreement; or
(g)any Excluded Asset or any Excluded Liability.
Section 1.024Indemnification by Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees caused by:
(h)any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 5 or in the certificate delivered by or on behalf of Buyer pursuant to Section 3.02(c)(iii);

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(i)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer contained in this Agreement; or
(j)any Assumed Liability.
Section 1.01Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(k)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $200,000 (the “Basket”), in which event Seller shall be required to pay or be liable for the amount of such Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed 10% of the sum of (i) the Closing Subscription Payment Amount plus (ii) the aggregate Conversion Payments actually paid to Seller (the “Cap”).
(l)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for the amount of such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(m)Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses caused by any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, the first sentence of Section 4.08, Section 4.15, Section 5.01, Section 5.02 and Section 5.08. The maximum liability of Seller to the Buyer Indemnitees in respect of Losses (i) caused by any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, the first sentence of Section 4.08, or Section 4.15 or (ii) under Section 8.02(b) or Section 8.02(c) shall be an amount equal to the Purchase Price. The maximum liability of Buyer to the Seller Indemnitees in respect of Losses (i) caused by any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 or Section 5.08 or (ii) under Section 8.03(b) or Section 8.03(c) shall be an amount equal to the Purchase Price.
(n)For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification (but, for the avoidance of doubt, not whether there has been a breach or inaccuracy of a representation or warranty), each representation and warranty in this Agreement (other than Section 4.06 and the definition of “Material Contracts”) will be read without regard and without giving effect to the term “material” or “Material Adverse Effect” (fully as if any such word or phrase were deleted from such representation and warranty).
(a)The amount of any Loss suffered by an Indemnified Party under this Agreement will be reduced by the amount, if any, of (i) the cash recovery (net of the amount of any increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses and any other reasonable and documented out-of-pocket costs suffered by the Indemnified Party as a result of such cash recovery) that the Indemnified Party has actually received with respect thereto under any insurance policies and (ii) the cash recovery that the Indemnified Party actually received from any third party source of indemnification with respect to such Loss (net of all reasonable and documented out-of-pocket costs suffered by the Indemnified Party as a result of such cash recovery).

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Section 1.01Indemnification Procedures. The Party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Third Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, which notice will (i) describe in reasonable detail such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto (including the basis for such claims) and the estimated amount of such Third Party Claim and the estimated amount of the Loss that has been or may be sustained by the Indemnified Party with respect thereto, and (ii) include copies of all material written evidence thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or such failure otherwise materially prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and the Indemnifying Party shall have the right to participate in any such defense with counsel selected by it at the expense of the Indemnifying Party. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and making available, without expense (other than reimbursement of reasonable, actual and documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the no Party shall enter into settlement of any Third Party Claim without the prior written consent of the other Party, except as provided in this Section 8.05(b). If the Indemnifying Party is in control of the defense of a Third Party Claim pursuant to Section 8.05(a), and a settlement offer is made to settle a Third Party Claim that does not does not impose an injunction or other equitable relief upon the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party (each a “Settlement Notice”). On or before the third Business Day after delivery of a Settlement Notice, the Indemnified party shall, by written notice to the Indemnifying Party (a) consent to such settlement offer or (b) elect to assume the defense of such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party

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does not timely respond to a Settlement Notice in accordance with the immediately foregoing sentence or elects to assume the defense of such Third Party Claim but fails to do so, the Indemnifying Party may settle the Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, which notice will (i) describe the Direct Claim in reasonable detail (including the basis thereof), (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or such failure otherwise materially prejudices the Indemnifying Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 1.02Payment. Once a Loss is agreed to by the Indemnifying Party in accordance with this Article 8 or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall pay to the Indemnified Party the aggregate amount of such Loss within 10 Business Days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds.
Section 1.03Tax Treatment of Indemnification Payment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE 9
CONDITIONS TO CLOSING
Section 1.04Conditions to the Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the fulfillment of all of the following conditions on or before the Closing Date:
(a)Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.04, the representations and warranties of Buyer contained in Article 5 must be true and accurate in all respects as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein), except (i) to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be accurate on the date or during the range of dates so specified) and (ii) if the failure of such representations and warranties to be true or

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accurate would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any other Transaction Agreement, or to timely consummate the transactions contemplated hereby or thereby. The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.04 shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be accurate on the date or during the range of dates so specified).
(b)All material covenants and agreements of Buyer to be performed hereunder through and including the Closing Date (including all covenants and agreements Buyer would be required to perform at the Closing if the Transactions were consummated) must have been fully performed or complied with in all material respects, other than the covenants and agreements set forth in Section 3.02(b), which must have been fully performed or complied with in all respects.
Section 1.05Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the fulfillment of all of the following conditions on or before the Closing Date:
(a)Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, and the first sentence of Section 4.08, the representations and warranties of Seller contained in Article 4 must be true and accurate in all respects as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitations as to “materiality”, “material adverse effect” or “Material Adverse Effect” set forth therein), except (i) to the extent that any such representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be accurate on the date or during the range of dates so specified) and (ii) if the failure of such representations and warranties to be true or accurate would not, individually or in the aggregate, have a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, and the first sentence of Section 4.08 shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be accurate on the date or during the range of dates so specified).
(b)All material covenants and agreements of Seller to be performed hereunder through and including the Closing Date (including all covenants and agreements Seller would be required to perform at the Closing if the Transactions were consummated) must have been fully performed or complied with in all material respects.
(c)From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d)All Encumbrances relating to the Acquired Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Encumbrances.
Section 1.06Additional Conditions to the Parties’ Obligations. The obligation of each Party to consummate the Transactions is subject to the fulfillment of all of the following conditions on or before the Closing Date:

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(d)No Law that prevents the consummation of the Transactions will be in effect.
(e)No Order issued by any court of competent jurisdiction that prevents the consummation of the Transactions will be in effect.

ARTICLE 10
TERMINATION
Section 1.01General. The Parties will have the rights and remedies with respect to the termination of this Agreement that are set forth in this Article 10.
Section 1.02Rights to Terminate. This Agreement and the Transactions may be terminated at any time before the Closing:
(a)by the mutual written consent of Buyer and Seller;
(b)by either Buyer or Seller by prompt written notice if the Closing has not occurred at or before 11:59:59 p.m. (Eastern Time) on November 23, 2022, provided that the right to terminate this Agreement under this Section 10.02(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
(c)by Buyer by written notice if any of the representations or warranties of Seller set forth in Article 4 are not accurate, or if Seller has failed to perform any covenant or agreement on the part of Seller, as applicable, set forth in this Agreement (including an obligation to consummate the Transactions at the Closing), such that the conditions to the Closing set forth in either Section 9.02(a) or Section 9.02(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within 10 Business Days after written notice thereof is delivered to Seller, provided that Buyer is not then in breach of this Agreement such as would cause the condition to the Closing set forth in either Section 9.01(a) or Section 9.01(b) to not be satisfied as of the Closing;
(d)by Seller by written notice if any of the representations or warranties of Buyer set forth in Article 5 is not accurate, or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 9.01(a) or Section 9.01(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within 10 Business Days after written notice thereof is delivered to Buyer, provided that Seller is not then in breach of this Agreement such as would cause the condition to the Closing set forth in Section 9.02(a) or Section 9.02(b) from being satisfied as of the Closing; provided further that neither a breach by Buyer of Section 5.06 nor the failure to deliver the deliver the Closing Subscription Payment Amount at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by Buyer) will be subject to cure hereunder unless otherwise agreed to in writing by Seller; or
(e)by Buyer or Seller by prompt written notice if (i) there shall be any Law that makes consummation of the Transactions illegal or (ii) there is in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the

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Transactions, provided that the right to terminate this Agreement under this Section 10.02(e) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in such Order.
Section 1.04Effect of Termination. If this Agreement is terminated pursuant to Section 10.02, then each of the Parties will be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination and no Party will have any claim against or liability to any other Party, unless the circumstances giving rise to the termination of this Agreement were caused by a Party’s willful breach of a material representation, warranty, agreement or covenant set forth in this Agreement, in which event termination of this Agreement will not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching Party. If, following the termination of this Agreement, any litigation or other Proceeding is commenced by any Party to pursue any legal or equitable right or remedy against any other Party whose willful breach of a material representation, warranty, covenant or agreement herein results in the termination of this Agreement, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation or other Proceeding will be reimbursed by the losing Party; provided that, if a Party to such litigation or other Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation or other Proceeding will award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.
ARTICLE 11
MISCELLANEOUS
Section 1.03Expenses. Except as otherwise specifically provided herein, all costs and expenses, including attorneys’ fees and expenses, arising from or incident to the Transaction Agreements and the Transactions will be borne by the Party incurring such costs and expenses.
Section 1.04No Third-Party Beneficiaries. Except as otherwise provided for in Article 8, this Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 1.05Entire Agreement. This Agreement (including the Disclosure Schedule and any other Schedules, and any Exhibits or other appendices attached hereto and the other Transaction Agreements) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof, except that the Confidentiality Agreement is effective unless and until the Closing has occurred.
Section 1.06Succession and Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that either Party may assign or delegate any of its rights or obligations hereunder to one or more of its Affiliates without the other Party’s consent. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment made without prior written consent required by this Section 11.04 shall be void.
Section 1.07Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement.

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Section 1.08Notices. All notices, requests, demands and other communications permitted or required to be given or delivered hereunder will be delivered in writing by email and shall be deemed conclusively to have been given or delivered (a) if sent by email at or before 5:00 p.m. Eastern Time on a Business Day, then on such Business Day and (b) if sent by email after 5:00 p.m. Eastern Time on a Business Day or at any time on a day that is not a Business Day, then on the immediately following Business Day; provided, however, that any such notice, request, demand or other communication delivered by email that has not been confirmed or acknowledged in writing via email by the applicable recipient will only be effective if such notice, request, demand or other communication is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or delivered by nationally recognized private courier on or before three Business Days after its delivery by email. All notices, requests, demands and other communications permitted or required to be given or delivered hereunder will be addressed as follows:
(a)If to Buyer, addressed to it at:
MiX Telematics North America, Inc.
[****]
[****]
Attention: [****]or Current CFO
Email: [****]
with a copy (which will not constitute notice) to:
Akerman LLP
[****]
Attention: [****]
Email: [****]
(b)If to Seller, addressed to it at:
Trimble Inc.
[****]
Attention: General Counsel
Email: [****]
with a copy (which will not constitute notice) to:
Perkins Coie LLP
[****]Attention: [****]
Email: [****]
Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 11.06.
Section 1.011Governing Law. This Agreement and all disputes and controversies hereunder will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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Section 1.012Consent to Jurisdiction; Waiver of Jury Trial.
(c)EACH PARTY HERETO (i) AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE, WITH RESPECT TO ALL MATTERS RELATING TO THE TRANSACTION AGREEMENTS OR TO THE TRANSACTIONS CONTEMPLATED HEREBY, (ii) WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND (iii) IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.
(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 1.09Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by each Party. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of representation, warranty, covenant, obligation or agreement hereunder, whether intentional or not, will be valid unless the same is in writing and signed by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of representation, warranty, covenant, obligation or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 1.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 1.11Specific Performance. The Parties agree that if any of the provisions of the Transaction Agreements or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; and, therefore, the Parties will be entitled to seek specific performance of the terms hereof and thereof, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy hereunder, at law, in equity or otherwise.
Section 1.12Delivery by Electronic Transmission. This Agreement and any amendments hereto, to the extent signed and delivered by means of .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the other Party. No Party will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.
[Signatures on Following Pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
TRIMBLE INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

MIX TELEMATICS NORTH AMERICA, INC.

By:
Name:
Title:
[Signature Page to Asset Purchase Agreement]

Exhibit A
Supply Agreement
[Omitted]

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Exhibit B
Source Code License Agreement
[Omitted]

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Exhibit C
Transition Services Agreement
[Omitted]

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Exhibit D
Hardware Liabilities
[Omitted]

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Exhibit E
Purchase Price Allocation Principles
[Omitted]

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